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                                                                     EX-99.B(13)

                          MANAGED MUNICIPAL FUND, INC.

                             SUBSCRIPTION AGREEMENT


         For and in conjunction of the mutual agreements here-in contained, C.J. Lawrence, Morgan Grenfell, Inc. ("C.J. Lawrence") hereby agrees to purchase from Managed Municipal Fund, Inc., a Maryland corporation (the "Fund"), and the Fund agrees to sell 10,000 shares of the Fund's common stock, par value $.001 (the "Shares"), at a price of $10.00 per share upon the terms and conditions set forth herein.

         C.J. Lawrence agrees to purchase such Shares and to pay the full consideration therefor to the Fund upon demand.

         C.J. Lawrence hereby confirms to the Fund its representations that is purchasing such Shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and its agreement that in the event it should dispose of any of such Shares, such transaction will be effected by redeeming such Shares through Shares within five years of the date on which the Fund commences operations it will reimburse the Fund for any unamortized costs of the Fund's organization expenses in the same proportion as the number of Shares to be redeemed bears to the number of Shares purchased hereby.


                                                     C.J. LAWRENCE,
                                                     MORGAN GRENFELL INC.



                                                     By:_____________________
                                                     Title:



Dated:  As of _____________________, 1990

Subscription Accepted:

Managed Municipal Fund, Inc.

By: _____________________________
Title: